                                                                   EXHIBIT 10.8



                       AMENDMENT TO LICENSE AGREEMENTS


        THIS AGREEMENT dated this 18th day December, 1996, by and between North Carolina State University ("UNIVERSITY") and Michael Foods, Inc., a Delaware corporation ("LICENSEE");

        WHEREAS, under date of April 22, 1988, UNIVERSITY entered into a License Agreement with Morning Glory Eggs, Inc., the predecessor in interest of LICENSEE, which license was previously amended under date of November 28, 1989 and September 12, 1991; and

        WHEREAS, UNIVERSITY and LICENSEE entered into two related License
Agreements: One dated November 28, 1989, and amended September 12, 1991, and the second dated September 1, 1991 (collectively with the April 22, 1988 Agreement, the "License Agreements"); and

        WHEREAS, pursuant to the terms of the License Agreements, LICENSEE has initiated and, with UNIVERSITY, pursued certain legal actions to enforce the Patent Rights covered by the License Agreements and in connection therewith has expended funds in protecting and enforcing the Patent Rights pursuant to Section
9.3 of the License Agreements; and

        WHEREAS, under date of June 28, 1996, LICENSEE entered into an Agreement and Plan of Reorganization between and among LICENSEE and Papetti's High Grade Egg Products, Inc. and certain other related parties, the completion of which is conditioned, among other things, upon the execution and delivery of a Settlement Agreement and Mutual Release in substantially the form attached hereto as Exhibit A (the "Settlement Agreement"); and

        WHEREAS, the parties agree that the execution and delivery of the Settlement Agreement and the modification and clarification of the License Agreements hereinafter provided is in the best interest of the parties and will be useful to promote the commercialization of the Licensed Product and Licensed Process;

        NOW, THEREFORE, UNIVERSITY AND LICENSEE, for good and valuable consideration, hereby agree to modify the terms of the License Agreements as set forth herein.

        1. Unless the context otherwise requires, capitalized terms used herein shall have the meanings provided in the License Agreements.

        2. Article I of the License Agreements shall be modified by adding a new Section 1.8, as follows:

             "1.8   'Active Litigation' means any civil action or proceeding in a regularly established court, whereby LICENSEE seeks to protect and enforce the Patent Rights pursuant to Section 9.3 hereof, so long as such action or proceeding is not stayed by the court or by agreement of the parties to the litigation."

     3. Article IX, Section 9.3, of each of the License Agreements (as previously amended) is hereby deleted in its entirety, and the following substituted therefor:

          "9.3 In the event LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, LICENSEE may withhold certain portions of royalty payments otherwise due UNIVERSITY under Articles IV an V of this Agreement, as follows:

               "(a) in any calendar quarter in which there is no Active Litigation, LICENSEE may withhold up to twenty-five percent (25%) of such royalty payments; and

               "(b) in any calendar quarter in which there is Active Litigation, LICENSEE may withhold up to fifty percent (50%) of such royalty payments.

          "In no event shall LICENSEE's withholding under 9.3(a) or (b), above, exceed the total of the legal expenses, including reasonable attorneys' fees, incurred by LICENSEE in the enforcement or defense of the Patent Rights for the calendar quarter involved plus any such legal expenses which were incurred in previous quarters but which have not been recovered."

          "All royalty payments withheld pursuant to this Section 9.3 shall be applied by LICENSEE to offset any legal expenses, including reasonable attorneys' fees, incurred in the enforcement or defense of the Patent Rights, including all such expenses incurred prior to the date of this amendment. LICENSEE's right to withhold royalties shall extend only until all of LICENSEE's legal expenses, including reasonable attorneys' fees, incurred in the enforcement or defense of the Patent Rights, are recovered. Any recovery by LICENSEE, whether by judgment, settlement or otherwise, shall be applied first in satisfaction of any unreimbursed legal expenses including reasonable attorneys' fees of LICENSEE; second, toward reimbursement of UNIVERSITY's legal expenses, including reasonable attorneys' fees, relating to the enforcement or defense of the Patent Rights, which have not been previously reimbursed by LICENSEE; and third, toward reimbursement of UNIVERSITY for any amounts past due or withheld and applied in accordance with this Article IX. The balance, if any, remaining from any such recovery or settlement shall be distributed to LICENSEE; provided, that LICENSEE shall pay royalties to UNIVERSITY out of said balance in accordance with the royalty rates set forth in Article IV for that portion of any remaining recovery which is attributable to LICENSEE's lost sales. LICENSEE shall be entitled to settle any such litigation by agreement, consent judgment, voluntary dismissal or otherwise, with the consent of the UNIVERSITY, which shall not be unreasonably withheld; provided, however, that LICENSEE hereby agrees to advise UNIVERSITY as soon as practicable




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
    after it has entered into any settlement discussions so that UNIVERSITY has a reasonable opportunity to provide LICENSEE with its views on any proposed settlement of any such action or proceeding."

    4. UNIVERSITY agrees to execute and deliver the Settlement Agreement in substantially the form attached hereto as Exhibit A on or before the closing date of the Agreement and Plan of Reorganization between and among LICENSEE and Papetti's High Grade Egg Products, Inc. and certain other parties dated June 28, 1996 and the payment to be made pursuant to said Settlement Agreement and Mutual Release shall, under the provisions of Section 9.3 of the License Agreements as herein amended, be applied to reduce the accrued unreimbursed expenses of LICENSEE as herein described. The execution and delivery of the Settlement Agreement shall not affect any other contractual agreement between UNIVERSITY and LICENSEE regarding the responsibility for payment of costs and expenses of litigation as set forth in this Agreement.

    5. This Agreement shall be effective as of the date of closing of the Agreement and Plan of Reorganization by and among Michael Foods, Inc. and Papetti's High Grade Egg Products, Inc. and certain related entities referred to above. This Agreement shall terminate and be of no effect upon the termination or abandonment of the foregoing Agreement and Plan of Reorganization.

    6. The foregoing constitutes the only amendments to the License Agreements made under this Agreement. In all other respects the License Agreements are hereby republished and reaffirmed.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

NORTH CAROLINA STATE                                MICHAEL FOODS, INC.
UNIVERSITY

By:   /s/ CHARLES G. MORELAND                  By:  /s/ JEFFREY M. SHAPIRO
      --------------------------                    ------------------------
      Charles G. Moreland                           Jeffrey M. Shapiro
      Vice Chancellor for Research,                 Executive Vice President
      Outreach, Extension and Economic
      Development





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
                                   EXHIBIT F

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE


     This Settlement Agreement is entered into between Michael Foods, Inc. ("Michael") and North Carolina State University ("NCSU") and their subsidiaries, affiliates, successors, assigns, insurers, shareholders, directors, officers, employees, agents, and representatives, on the one hand, and Papetti's Hygrade Egg Products, Inc., and its subsidiaries, affiliates, successors, assigns, insurers, shareholders, directors, officers, employees, agents, and representatives ("Papetti's Hygrade"), on the other hand.

                                    RECITALS

     A.  The following litigation and claims are pending:

         1. Michael Foods, Inc. and North Carolina State University vs. Papetti's Hygrade Egg Products, Inc., U.S. District Court for the District of New Jersey, Civil Action No. 89-4645.

         2. Papetti's Hygrade Egg Products, Inc. vs. Michael Foods, Inc., U.S. District Court for the District of New Jersey, Civil Action No. 91-1849.

     B. In connection with an Agreement and Plan of Reorganization between Michael and Papetti's Hygrade and certain other related entities dated ____________________, 1996 (the "Reorganization Agreement"), the parties desire to fully and finally compromise and settle the above litigation and claims, thereby resolving all issues between and among the parties in respect thereto.

     C. For the consideration provided herein and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:



                                   EXHIBIT A

                                   AGREEMENTS


     1. At the Closing of the transactions contemplated by the Reorganization Agreement, Papetti's Hygrade shall pay to Michael for the benefit of Michael and NCSU the sum of $6,000,000. Payment of the aforesaid amount shall not be deemed an admission of liability by any party but shall be paid solely to fully settle and compromise the claims of the parties as hereafter provided.

     2. The following patents held by NCSU and exclusively licensed to Michael are valid and enforceable in all respects:

          (1)     United States Patent No. 4,808,425

          (2)     United States Patent No. 4,957,759

          (3)     United States Patent No. 4,994,291

          (4)     United States Patent No. 5,019,408

     3. The parties will affirmatively and fully cooperate with and assist one another in defending the validity and enforceability of the aforesaid patents in the United States Patent and Trademark Office and in the courts, including pursuing claims that said patents have been infringed by other persons.

     4. Michael and NCSU, on the one hand, and Papetti's Hygrade, on the other hand, hereby release and forever discharge each other and their subsidiaries, affiliates, successors, heirs, assigns, insurers, shareholders, directors, officers, employees, agents, and representatives, of and from any and all past and present claims, demands, liabilities, judgments, losses, damages, expenses, and causes of action, at law or in equity, known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, accrued or

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
unaccrued, which they have ever had, presently have, claim to have, or claim to have had against one another relating to or as a result of any competition between them or any aspect of the referenced patents or any other patents, including, but not limited to, all claims that have been made or could have been made in the litigation referenced in Recital A hereof; provided however, that this mutual release is expressly contingent upon the Reorganization Agreement being finally consummated.

     5. Each party shall be responsible for and shall pay its own costs and expenses, including all attorneys' fees and other professional fees and expenses, incurred in connection with the litigation and claims referenced in Recital A hereof.

     6. This agreement shall not constitute an admission of liability by any party.

     7. Each party represents and warrants that it is duly authorized to execute this agreement on its behalf and that this Agreement, when executed and delivered, will be binding upon each party and enforceable in accordance with its term, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or to equitable principles relating to enforceability of agreements.

     8. Each party warrants and represents that it has consulted with its attorneys regarding the effect of this agreement, and that he or it has executed this agreement fully aware of its contents, purposes, and effects, based upon his or its sole judgment, belief, and knowledge, and upon the advice of its own attorneys, and that it is not relying on any representations or statements made by any other party or anyone representing any other party.

     9.  This agreement shall be governed by the law of the State of New Jersey.






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
        10. In the event that the Reorganization Agreement is not finally consummated, then this agreement shall be null, void, and of no further force or effect, as if it had never been entered into by the parties, and the parties shall be restored to all rights and obligations that they possessed before this agreement was executed.

        11. Promptly upon completion of the Reorganization Agreement, the parties shall cause their respective counsel to execute and file Stipulations of Dismissal with Prejudice directing the Court to dismiss the litigation described in Recital A on the merits and without costs to any party.

        12. This agreement may be executed in counterparts, with the same force and effect as if the signatures were upon the same instrument.


                                        MICHAEL FOODS, INC.


Dated:______________, 1996              By___________________________
                                        Its__________________________



                                        NORTH CAROLINA STATE UNIVERSITY


Dated:______________, 1996              By___________________________
                                        Its__________________________


                                        PAPETTI'S HYGRADE EGG PRODUCTS, INC.


Dated:______________, 1996              By___________________________
                                        Its__________________________




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